Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-01

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI PROVIDES GUIDANCE FOR 2006

Revenues Expected to Increase 70% to $75 Million; Net Income May Reach $5 Million;

EBITDA Could Exceed $15 Million

Acquisition of Preheat, Organic Growth Expected to Improve Financial Performance

CARENCRO, LA – JANUARY 10, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that it expects its 2006 revenues, with inclusion of expected revenues resulting from the anticipated acquisition of Preheat, Inc. (“Preheat”), will exceed $75 million, a 70% increase over OMNI’s anticipated 2005 revenues. OMNI recently announced the execution of a definitive Stock Purchase and Sale Agreement to acquire Preheat with closing expected early in the first quarter of 2006. The Company also announced recently that its seismic drilling backlog now exceeds $40 million.

The Company added that it is forecasting slightly improved gross profit margins for 2006 with the inclusion of the new rental equipment division resulting from the acquisition of Preheat and that its 2006 net income may reach or exceed $5 million. Before expected interest charges of approximately $4 million and more than $6 million of estimated non-cash costs for depreciation and amortization, OMNI said its earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2006 could exceed $15 million. All excess cash generated from the Company’s 2006 operations is expected to be used to reduce debt, provide working capital and finance further growth and expansion of the Company’s core business units. No further charges are anticipated in 2006 from the Company’s 2005 discontinuance of its aviation operations.

OMNI currently has outstanding approximately 15,000,000 shares of its common stock with 900,000 additional shares of its common stock to be issued in connection with the acquisition of Preheat. OMNI also has outstanding $5 million of 9% Series C Convertible Preferred Stock.

Commenting on the Company’s 2006 expectations, James C. Eckert, OMNI’s Chairman and Chief Executive Officer, said, “Two of our five dockside environmental cleaning facilities were closed during the entire 4th quarter of 2005. A significant portion of our 4th quarter seismic drilling backlog was deferred to future periods. Regardless, 2005 ended on positive note with substantial improvements in the level of business activity. Our 2006 guidance represents a range of anticipated profitability based upon our current expectations for the completion of recently awarded seismic drilling projects, anticipated revenues from our environmental services unit and the successful integration of the acquisition of Preheat. Our 2006-plan focuses on the profitability, organic growth and external expansion of core business units in order to maximize shareholder value and improve cash flow from our operations. Available excess cash is expected to reduce debt and capitalize further growth and expansion. While our seismic drilling backlog continues to exceed $40 million, we expect seismic drilling revenues to remain seasonal during 2006 with heavier seismic drilling revenues reported in the second and third quarters barring any unforeseen adverse weather conditions. Integration of the acquisition of Preheat is expected to occur throughout 2006 and will result in higher general and administrative expenses for that business unit. The expected successful integration of Preheat into the operations of OMNI’s other business units and corporate operations will provide the opportunity to further improve the expected 2006 estimates through the maximization of synergies, improved asset and employee utilization, and the elimination of duplicative facilities and personnel. Preheat provides additional foundation for OMNI to step into the next arena as an integrated service company. We believe we can use our experienced and talented management team to provide the depth and skills necessary to service our customers needs.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to close timely and integrate the Preheat acquisition referenced herein, the timely completion of scheduled seismic drilling projects, OMNI’s dependence on activity in the oil and gas industry, demand for our environmental services unit, labor shortages, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.